Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces $22 Million Investment From Investment Funds Managed By Goldman Sachs Asset Management, L.P. in a Private Placement Offering

Menlo Park, Calif., October 25, 2017 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company,” “TPVG,” “we,” “us,” or “our”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, today announced that certain investment funds managed by the Alternative Investments & Manager Selection Group of Goldman Sachs Asset Management, L.P. (“GSAM AIMS” or the “AIMS Investors”) purchased 1,594,007 shares of TPVG’s common stock in a private placement transaction at a purchase price of $13.54 per share, resulting in approximately $21.6 million of net proceeds. In addition, the AIMS Investors have agreed to purchase, subject to certain ownership percentage restrictions and other conditions, up to an additional 200,000 shares of TPVG’s common stock immediately following the additional issuance of shares of TPVG’s common stock in a registered offering or private placement (the “Additional Shares”). Per the terms of the AIMS Investors’ investment in TPVG, Jim Labe, our chairman and chief executive officer, Sajal Srivastava, our president and chief investment officer, and Andrew Olson, our chief financial officer (together, the “TriplePoint Investors”), have also purchased an aggregate of 73,855 shares of TPVG’s common stock. Each of the AIMS Investors and the TriplePoint Investors have agreed to eighteen-month lock-up arrangements, subject to certain early termination events.

“We are pleased to welcome GSAM AIMS as an investor in TPVG. This investment currently makes them the largest shareholder of TPVG with an approximate 9% position and is supportive of both our platform and the growing opportunity for venture growth lending,” said Mr. Labe. “GSAM AIMS’ investment is consistent with our three R’s – Reputation, Relationships and References – the cornerstone of our approach to venture lending. Their investment provides capital that will allow us to further grow TPVG’s investment portfolio.”

“We believe that this investment is another example of GSAM AIMS investing in managers and companies that are leaders in their field and we are impressed by TriplePoint’s brand and track record in the venture lending space,” said Harold Hope of the Alternative Investments & Manager Selection Group of GSAM.

“TriplePoint Capital is the leading global financing platform devoted to servicing venture capital-backed companies across all stages of development,” said Mr. Srivastava. “We are excited for GSAM AIMS to become a shareholder in TPVG and look forward to the continued growth of the TriplePoint Capital platform.”

Neither the common stock sold in this private placement nor the Additional Shares that may be sold under certain conditions has been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. Neither the common stock sold in this private placement nor the Additional Shares that may be sold under certain conditions may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. TPVG has agreed to file a resale registration statement with the Securities and Exchange Commission (the “SEC”) to register the resale of the shares of common stock in this private placement and any Additional Shares that may be sold under certain conditions.

This press release is not an offer to sell any securities of the Company and is not soliciting an offer to buy such securities in any state where such offer and sale is not permitted.

About TriplePoint Venture Growth BDC Corp.

The Company serves as the primary financing source for the venture growth stage business segment of TriplePoint Capital LLC, the leading global provider of financing across all stages of development to technology, life sciences and other high growth companies backed by a select group of venture capital firms. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by primarily lending with warrants to venture growth stage companies. The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. More information is available at http://www.tpvg.com.

About Goldman Sachs Asset Management AIMS Group.

With over $200 billion of alternative investments, public equity strategies, and fixed income strategies and dedicated professionals in 7 cities across the globe, the Alternative Investments & Manager Selection (“AIMS”) Group is part of Goldman Sachs Asset Management. The AIMS team provides investors with investment and advisory solutions across private equity, infrastructure, real estate, hedge funds, public equity, and fixed income. As part of the AIMS platform, the Vintage Funds, comprising over $26 billion of commitments, invest in the secondary market for private equity by providing liquidity and capital solutions to private equity investors and managers.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor Relations and Media Contact

Abernathy MacGregor Group

Alan Oshiki / Sheila Ennis

212-371-5999 / 415-745-3294

aho@abmac.com / sbe@abmac.com